Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 1, 2013 (except for the paragraph under the caption "2.45% Convertible Note" within Note 13, as to which the date is May 3, 2013), in the registration statement (Form S-1) and related Prospectus of Stemline Therapeutics, Inc. dated May 3, 2013.

/s/ ERNST & YOUNG LLP

MetroPark, New Jersey
May 3, 2013